EXHIBIT 99.1

[LOGO OF CARDIMA, INC.]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.	Investor Relations Group
Ronald E. Bourquin	Bruce Voss (bvoss@lhai.com)	Janet Vasquez
Senior VP, Chief Financial Officer	Jody Cain (jcain@lhai.com)	Dian Griesel, Ph.D.
(510) 354-0300	(310) 691-7100	(212) 825-3210
www.cardima.com	www.lhai.com

FOR IMMEDIATE RELEASE

CARDIMA COMPLETES PRIVATE PLACEMENT OF $6.2 MILLION

FREMONT, Calif. (April 14, 2003) – Cardima®, Inc. (Nasdaq SC: CRDM) – developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for treating atrial fibrillation (AF) – today announced the second and final closing of a private placement to accredited investors of 7,336,762 shares of Common Stock at a price of $0.85 per share, resulting in gross proceeds to the Company of approximately $6.2 million. The first tranche of the private placement for 2,941,175 shares and gross proceeds of approximately $2.5 million closed on March 28, 2003, and the second tranche of the private placement for 4,395,587 shares and gross proceeds of approximately $3.7 million closed on April 11, 2003.

Each of the closings of the private placement also included the issuance by the Company of redeemable warrants to purchase up to an aggregate of 2,934,704 additional shares of Common Stock at an exercise price of $1.25 per share. Subject to certain terms and conditions, the warrants are redeemable by the Company for cash. Warrants to purchase a total of 742,676 shares of Common Stock at an exercise price of $0.935 were issued by the Company to placement agents in connection with the first and second closings. Net proceeds to the Company were approximately $5.8 million.

The Company has agreed to register for resale the Common Stock issued in this private placement, including all shares of Common Stock underlying the warrants.

“We are pleased that we were able to close this financing despite the continuing challenging market environment,” commented Gabriel Vegh, chief executive officer of Cardima. “This financing will allow us to maintain focus on our May 29th FDA Panel Review and market launch plans for commercialization of the REVELATION Tx in the event that we receive FDA approval.”

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The Company intends to use net proceeds of the offering for working capital, including, without limitation, in connection with the Company’s plan to seek FDA approval for the REVELATION Tx to treat paroxysmal AF, and, if approved, planned marketing launch efforts, expansion of sales efforts and for such other general corporate purposes as the Company’s Board of Directors may determine from time to time.

The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s premarket approval application will be approved by the U.S. FDA, whether the Company will be able to conduct successful clinical trials, obtain regulatory approvals and gain acceptance from the marketplace for its products and whether the Company will be able to successfully market, sell and derive sufficient revenue from its products, including the REVELATION Tx. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and the Company’s Quarterly Reports on Form 10-Q for the Quarters ended March 31, June 30 and September 30, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

# # #